UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                         Terra Nova Bermuda Holding Ltd.
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                                (Name of Issuer)

                              Class A Common Stock
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                         (Title of Class of Securities)

                                    G87615103
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                                 (CUSIP Number)

                                December 31, 1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         [X] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

                                  SCHEDULE 13G

CUSIP No.    570535104

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert E. Torray & Co., Inc.
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /
                                                                         (b) /x/
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3        SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Maryland
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NUMBER OF                  5  SOLE VOTING POWER
SHARES                               -0-
BENEFICIALLY               -----------------------------------------------------
OWNED BY                   6  SHARED VOTING POWER
EACH
REPORTING                         -852,000-
PERSON                     -----------------------------------------------------
WITH                       7  SOLE DISPOSITIVE POWER

                                     -0-
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                           8 SHARED DISPOSITIVE POWER

                                  -852,000-
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              -1,260,500-
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                           / /

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               5.201%
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12  TYPE OF REPORTING PERSON

                      IA
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
                                  SCHEDULE 13G

CUSIP No.    G87615103
          ------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Torray Fund - I.R.S. No.:521710083
         -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) / /
                                                                         (b) /x/
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3        SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
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                           5  SOLE VOTING POWER
NUMBER OF
SHARES                              -0-
BENEFICIALLY               -----------------------------------------------------
OWNED BY                   6  SHARED VOTING POWER
EACH
REPORTING                        -408,500-
PERSON                     -----------------------------------------------------
WITH                       7  SOLE DISPOSITIVE POWER

                                    -0-
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                           8  SHARED DISPOSITIVE POWER

                             -408,500-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                             -1,260,500-
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                            / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              5.200%
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12  TYPE OF REPORTING PERSON

                      IV
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

Item 1.

         (a)      Name of Issuer: Terra Nova Bermuda Holding Ltd.

         (b)      Address of Issuer's Principal Executive Offices:

                           Richmond House, 2nd Floor
                           12 Par-la-lie Road
                           Hamilton, HM 11 BERMU
                           D0
Item 2.
------

         (a)      Name of Person Filing:  Robert E. Torray & Co., Inc./The
Torray Fund

         (b)      Address of Principal Business Office or, if none, Residence:

                                            Robert E. Torray & Co., Inc.
                                            6610 Rockledge Drive, Suite 450
                                            Bethesda, MD  20817-1869

                                            The Torray Fund
                                            6610 Rockledge Drive, Suite 450
                                            Bethesda, MD  20817-1869

         (c)      Citizenship:  Maryland/Massachusetts

         (d)      Title of Class of Securities:  Class A Common Stock

         (e)      CUSIP Number:  G87615103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)      [ ]      Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o).
         (b)      [ ]      Bank as defined in section 3(a)(6) of the Act
                           (15 U.S.C. 78c).
         (c)      [ ]      Insurance company as defined in section 3(a)(19) of
                           the Act(15 U.S.C. 78c).
         (d)      [x]      Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).
         (e)      [x]      An investment adviser in accordance with section
                           240.13d-1(b)(ii)(E);
         (f)      [ ]      An employee benefit plan or endowment fund in
                           accordance with section 240.13d-1(b)(1)(ii)(F);
         (g)      [ ]      A parent holding company or control person in
                           accordance with section 240.13d-1(b)(ii)(G);
         (h)      [ ]      A savings association as defined in section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);
         (i)      [ ]      A church plan that is excluded from the definition of
                           an investment company under section 3(c)(14) of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-3);
         (j)      [ ]      Group, in accordance with section 240.13d-1(b)(1)
                           (ii)(J).

         If this statement is filed pursuant to section 240.13d-1(c), check this box [ ].

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

Item 4.  Ownership

         The information in items 1 and 5-11 on the cover pages (pp. 2-4) of the statement on Schedule 13G is hereby incorporated by reference.

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                           N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                           N/A

Item 8.  Identification and Classification of Members of the Group

                           N/A

Item 9.  Notice of Dissolution of Group

                           N/A

Item 10. Certification

                  (a) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with The Torray Fund.

Dated:  03/13/00                    ROBERT E. TORRAY AND CO., INC.



                               By:  /s/ Douglas C. Eby
                                    --------------------
                                    Name: Douglas C. Eby
                                    Title: President

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

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with Robert E. Torray and Co., Inc.

Dated: 03/13/00                     THE TORRAY FUND


                                By: /s/ Douglas C. Eby
                                    ---------------------
                                    Name: Douglas C. Eby
                                    Title: Vice President


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